Exhibit 99.1
PRESS RELEASE

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Announces Michael J. Soenen Appointed as Chairman of the Board of Directors
DOWNERS GROVE, IL. — Friday, November 9, 2007 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral related products and services, today announced Michael J. Soenen will become Chairman of the Board of Directors of FTD Group, Inc. and Peter J. Nolan, the former Chairman of the Company, will remain a member of the Board of Directors. Mr. Nolan has served as the Chairman since February 2004 when affiliates of Leonard Green & Partners acquired the Company. “Today’s change is a natural progression in the evolution of the Company and we congratulate Michael in his new role,” stated Peter J. Nolan.

Mr. Soenen will serve as Chairman, Chief Executive Officer and President while the Company searches for a new Chief Executive Officer and President to replace him in this capacity. Mr. Soenen will continue as Chairman following the completion of the search. The Board has engaged Korn Ferry International to conduct the search and expects to complete the process prior to the Company’s June 30, 2008 fiscal year end. “With Michael’s added responsibility as Chairman, the Company will be able to conduct its search with maximum continuity. Following the hiring of his successor, we look forward to Michael continuing as Chairman,” said Nolan.

“I look forward to my expanded role as Chairman of FTD Group, Inc.,” said Soenen. “In my ten-years with FTD, we have had tremendous success in creating value for shareholders and I look forward to continuing to contribute to the success of the Company for years to come.”

ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.